UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2004 (October 4, 2004)

Baker Hughes Incorporated

(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	1-9397 (Commission File No.)	76-0207995 (I.R.S. Employer Identification No.)

3900 Essex Lane, Houston, Texas (Address of Principal Executive Offices)	77027 (Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 7, 2004, Baker Hughes Incorporated (the “Company”) entered an Employment Agreement, an Indemnification Agreement and a Change in Control Agreement, each effective October 25, 2004, with Chad C. Deaton, the newly appointed Chairman of the Board and Chief Executive Officer of the Company. A brief description of the terms and conditions of these agreements are contained in Item 5.02 of this Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 4, 2004, the Company announced that the Board of Directors has elected Chad C. Deaton, 51, as Chairman of the Board and Chief Executive Officer of the Company effective as of October 25, 2004. Mr. Deaton will also serve as Chairman of the Executive Committee of the Board of Directors of the Company. Mr. Deaton has served as President and Chief Executive Officer and a director of Hanover Compressor Company since August 2002. Mr. Deaton was a Senior Advisor to Schlumberger Oilfield Services from September 1999 to September 2001. Mr. Deaton was Executive Vice President of Schlumberger Oilfield Services from 1998 to 1999. Mr. Deaton will serve as a director of Hanover Compressor Company until October 25, 2004. In addition, Mr. Deaton serves as a director of CARBO Ceramics, Inc.

Pursuant to the Employment Agreement between the Company and Chad C. Deaton dated as of October 25, 2004, Mr. Deaton will be entitled to a base salary of $825,000 per annum with an expected value bonus level of 100% of base salary. Mr. Deaton’s bonus is guaranteed to be $600,000 for 2004 and contingent on predetermined performance goals approved by the Compensation Committee of the Board of Directors for 2005 and subsequent years. Mr. Deaton will receive a restricted stock award of 80,000 shares of the Company’s common stock and a one-time stock option grant of 75,000 shares, each effective as of October 25, 2004 and subject to vesting requirements. The term of the Employment Agreement is for two years, with automatic one-year renewals unless either party provides a notice not to extend the Employment Agreement at least thirteen months prior to the then current expiration date. In addition, Mr. Deaton will be eligible to participate in other benefits plans and programs on similar terms as other senior executives of the Company.

The Company has entered into an Indemnification Agreement with Mr. Deaton dated as of October 25, 2004, which requires the Company to indemnify Mr. Deaton against certain liabilities that may arise by reason of his status or service as Chairman of the Board and Chief Executive Officer, to advance his expenses incurred as a result of a proceeding as to which he may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy the Company chooses to maintain. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and shall be in addition to any other rights Mr. Deaton may have under the Company’s Restated Certificate of Incorporation, Bylaws and applicable law.

The Company and Chad C. Deaton have entered into a Change in Control Agreement effective as of October 25, 2004. The Change in Control Agreement defines the benefits Mr. Deaton would receive in connection with certain change in control, or a potential change in control, events coupled with his loss of employment. If eligible, Mr. Deaton would receive certain benefits, including a lump sum payment based on three times a salary and bonus formula, continuation of health and insurance benefits for 36 months, a payment for incentive and benefit plans participation and a gross-up payment in respect of excise taxes.

The foregoing descriptions of the Employment Agreement, the Indemnification Agreement and the Change in Control Agreement do not purport to be complete and is qualified in its entirety by reference to the applicable agreements which are furnished with this Form 8-K as Exhibits 10.1, 10.2 and 10.3 and incorporated into this Item 5.02 by reference.

Mr. Michael E. Wiley, the Company’s Chairman of the Board and Chief Executive Officer, will retire from the Company and the Company’s Board of Directors effective as of the opening of business on October 25, 2004. See Mr. Wiley’s Restated Employment Agreement dated as of August 1, 2004 filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended June 30, 2004.

Item 7.01 Regulation FD Disclosure.

On October 4, 2004, the Company issued a news release announcing the appointment of Chad C. Deaton as its Chairman of the Board and Chief Executive Officer effective on October 25, 2004. Michael E. Wiley will retire as Chairman of the Board and Chief Executive Officer of the Company effective as of the opening of business of October 25, 2004. A copy of the news release is furnished with this Form 8-K as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

10.1	-	Indemnification Agreement by and between Baker Hughes Incorporated and Chad C. Deaton effective as of October 25, 2004.
10.2	-	Change in Control Agreement by and between Baker Hughes Incorporated and Chad C. Deaton effective as of October 25, 2004.
10.3	-	Employment Agreement by and between Baker Hughes Incorporated and Chad C. Deaton effective as of October 25, 2004.
99.1	-	News Release of Baker Hughes Incorporated dated October 4, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES INCORPORATED
Dated: October 7, 2004	By:	/s/ Sandra E. Alford
Sandra E. Alford
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Indemnification Agreement dated October 25, 2004.
10.2	Change in Control Agreement dated October 25, 2004.
10.3	Employment Agreement dated October 25, 2004.
99.1	News Release dated October 4, 2004.